EXHIBIT 99.1

CONTACT:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER, SIX-MONTH RESULTS

CHATTANOOGA, Tenn. (July 31, 2007) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter and six months ended June 30, 2007.  For the second quarter of 2007, income from continuing operations was $2,556,000, or $0.20 per diluted share, compared with income from continuing operations of $1,028,000, or $0.08 per diluted share, for the second quarter of 2006.  Sales for the second quarter of 2007 were $84,403,000, down 4% from sales of $88,046,000 in the year-earlier quarter.

For the first six months of fiscal 2007, income from continuing operations was $2,793,000, or $0.21 per diluted share, compared with income from continuing operations of $1,953,000, or $0.15 per diluted share, for the first half of 2006.  Sales for the first six months of 2007 were $158,893,000, down 5% from sales of $167,219,000 in the prior-year period.

During the second quarter of 2006, the Company terminated a legacy defined benefit pension plan.  Expenses related to the pension plan termination reduced income from continuing operations by $2,057,000 after-tax, or $0.16 per diluted share, for the second quarter and first six months of fiscal 2006.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "Our second quarter results reflected a 5% decline in sales of carpet products, compared with the year earlier period; however, our sales continued to outperform the carpet industry, where sales were off almost 8%.

“Despite lower revenue and higher raw material costs, our gross margins as a percentage of net sales were 31.1%, the highest we have achieved since the second quarter of 2005.  We attribute the gross margin improvement to a better product mix, improved production quality and manufacturing efficiencies.  Raw material costs increased in early June of this year, and we raised our selling prices to recoup this higher cost.  We expect the effect of higher selling prices will be felt during the third and fourth quarters of this year.

“Sales of our new modular/carpet tile products continue to be well received in the marketplace.  Although sales of these products grew over 35% from the first quarter of 2007, this level was below our expectations.  Our order entry experience makes us optimistic that growth rates will accelerate as the year progresses.  The negative impact of this start-up operation on our second quarter results was approximately $300,000.  We continue to believe this new business will begin to make a positive contribution to our operating results before the end of the year.

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DXYN Reports Second-Quarter Results

July 31, 2007

“The outlook for our commercial business continues to be favorable.  Sales in this business segment increased over 7% in the second quarter verses 2% for the industry and our year-earlier sales.  Order entry comparisons in July indicate that this business is strengthening.  Despite softness in the industry’s residential markets, we have continued to make investments to grow our business and develop new products.  The placement with retailers of our new Dixie Home and Office collection of Stainmaster® commercial products has met our expectations, and we began delivering samples of these new items to our customers in May.  Masland’s and Fabrica’s new wool product collections are on schedule to reach the marketplace later this year.  We are cautiously optimistic that conditions will improve during the last half of the year in the residential carpet markets we serve.”

The loss from discontinued operations was $118,000, or $0.01 per diluted share, for the second quarter of 2007, compared with a loss of $84,000, or $0.01 per diluted share, for the second quarter of 2006.  For the first six months of 2007, the loss from discontinued operations was $184,000, or $0.01 per diluted share, compared with a loss of $174,000, or $0.01 per diluted share, in the year-earlier period.  Including discontinued operations, the Company reported net income of $2,438,000, or $0.19 per diluted share, for the second quarter of 2007, compared with net income of $944,000, or $0.07 per diluted share, for the second quarter of 2006.  For the first six months of 2007, net income was $2,609,000, or $0.20 per diluted share, compared with net income of $1,779,000, or $0.14 per diluted share, in the 2006 period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com.  The simulcast will begin at approximately 11:00 a.m. Eastern Time on July 31, 2007.  A replay will be available approximately two hours later and will continue for approximately 30 days.  If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 981-5533 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 4936406 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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DXYN Reports Second-Quarter Results

July 31, 2007

THE DIXIE GROUP, INC.

Consolidated Condensed Statements of Operations

(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
NET SALES	$84,403	$88,046	$158,893	$167,219
Cost of sales	58,140	63,296	110,811	120,271

GROSS PROFIT	26,263	24,750	48,082	46,948
Selling and administrative expenses	20,543	18,795	40,321	38,011
Other operating income	(82)	(228)	(110)	(570)
Other operating expense	144	130	269	286
Defined benefit pension plan termination expenses	---	3,249	---	3,249

OPERATING INCOME	5,658	2,804	7,602	5,972

Interest expense	1,669	1,944	3,226	3,711
Other income	(22)	(95)	(37)	(108)
Other expense	13	50	31	54

Income from continuing operations before income taxes	3,998	905	4,382	2,315
Income tax provision (benefit)	1,442	(123)	1,589	362

Income from continuing operations	2,556	1,028	2,793	1,953
Loss from discontinued operations, net of tax	(118)	(84)	(184)	(174)

NET INCOME	$2,438	$944	$2,609	$1,779

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.20	$0.08	$0.22	$0.15
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.01)

Net income	$0.19	$0.07	$0.20	$0.14

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.20	$0.08	$0.21	$0.15
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)

Net income	$0.19	$0.07	$0.20	$0.14

Weighted-average shares outstanding:
Basic	12,828	12,689	12,799	12,660
Diluted	13,010	12,943	12,993	12,939

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DXYN Reports Second-Quarter Results

July 31, 2007

THE DIXIE GROUP, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 30, 2007	December 30, 2006
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$150	$538
Accounts receivable, net	38,686	30,922
Inventories	77,405	69,600
Other	10,739	7,652
Total Current Assets	126,980	108,712

Net Property, Plant and Equipment	99,581	98,398
Goodwill	56,852	56,960
Other Assets	14,787	13,604
TOTAL ASSETS	$298,200	$277,674

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$36,313	$27,923
Current portion of long-term debt	8,231	7,663
Total Current Liabilities	44,544	35,586

Long-Term Debt
Senior indebtedness	67,353	57,780
Capital lease obligations	3,254	3,937
Convertible subordinated debentures	17,162	19,662
Deferred Income Taxes	11,902	11,697
Other Liabilities	14,546	13,334
Stockholders' Equity	139,439	135,678
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$298,200	$277,674

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